Exhibit 99.1

Autolus Therapeutics Announces Initiative to Support Operational Efficiency and Cost Reduction

•	Initiative focused on driving gross profit margin and path to profitability for the ALL business

•	Company will reduce headcount by approximately 13% while doubling manufacturing of products for commercial and clinical trial patients in 2026

•	Autolus reiterates full year 2026 AUCATZYL® net product revenue of $120 million to $135 million, up from $74 million in 2025, as well as an anticipated shift to positive gross margin in 2026

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Clinical development programs are on track and include CATULUS, a pivotal Phase 2 trial in pediatric relapsed/refractory acute lymphoblastic leukemia; LUMINA, a pivotal Phase 2 trial in lupus nephritis; and BOBCAT, an exploratory Phase 1 trial in progressive multiple sclerosis

LONDON & GAITHERSBURG, MD, April 29, 2026 — Autolus Therapeutics plc (Nasdaq: AUTL), a commercial-stage biopharmaceutical company developing, manufacturing and delivering next-generation programmed T cell therapies and candidates, today announced a strategic initiative and plan to improve operational efficiency and reduce operating expenses. As part of this initiative, the Company is implementing a reduction in force affecting approximately 13% of its workforce. This workforce reduction will impact all areas of the business.

Autolus Chief Executive Officer Dr. Christian Itin said, “With a strong first year of launch in 2025 and good momentum into this year, we are now focused on optimizing our operating model and driving cost efficiency. These actions will enhance our margins, support scalable growth, and position Autolus for long-term value creation. Our team continues to execute at a high level across both commercial and pipeline priorities, and we are encouraged by the meaningful real-world impact AUCATZYL is having for patients. We recognize the impact on the employees affected by these changes and are grateful for their meaningful contributions to our mission.”

The actions are expected to reduce operating expenses by approximately $15 million on an annualized basis beginning in 2027. As a result of the reorganization, which includes employee-related actions taken beginning in the second half of 2025, the Company expects to incur total restructuring charges of approximately $8 million, consisting primarily of employee severance and related costs, the majority of which will be recognized in the first half of 2026. The implementation of the workforce reduction plan is expected to be substantially complete by the third quarter of 2026.

Based on current operating plans, including anticipated AUCATZYL net revenues, Autolus continues to expect that its current and projected cash, cash equivalents and marketable securities will be sufficient to fund the Company’s operations into the fourth quarter of 2027.

About Autolus Therapeutics plc

Autolus Therapeutics plc (Nasdaq: AUTL) is a commercial-stage biopharmaceutical company developing, manufacturing and delivering next-generation T cell therapies and candidates for the treatment of cancer and autoimmune disease. Using a broad suite of proprietary and modular T cell programming technologies, Autolus is engineering precisely targeted and controlled T cell therapies that are designed to better recognize target cells, break down their defense mechanisms and eliminate these cells. Autolus has a marketed therapy, AUCATZYL®, and a pipeline of product candidates in development for the treatment of hematological malignancies, solid tumors and autoimmune diseases. For more information, please visit www.autolus.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, and in some cases can be identified by terms such as “may,” “will,” “could,” “expects,” “plans,” “anticipates,” and “believes.” These statements include, but are not limited to, statements regarding Autolus’ future expectations, plans and prospects; anticipated guidance on 2026 AUCATZYL net product revenue; the Company’s anticipated cash runway; the Company’s clinical development plans and timelines; the expected cost-savings from the workforce reduction and the expecting timing for incurring costs associated with the restructuring and related workforce reduction; and the expected timing of implementing and completing the restructuring including the workforce reduction. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements, including, but not limited to, the risk that the Company may not be able to implement the restructuring and the workforce reduction as currently anticipated or within the timing currently anticipated, the impact of the workforce reduction on the Company’s business, the risk that the Company’s cost saving initiatives may not be successful, and unanticipated charges not currently contemplated that may occur as a result of the restructuring. For a discussion of these risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 27, 2026. All information in this press release is as of the date of the release, and the Company undertakes no obligation to publicly update this information, whether as a result of new information, future events, or otherwise, except as required by law. You should, therefore, not rely on these forward-looking statements as representing the Company’s views as of any date subsequent to the date of this press release.

Contact:

Amanda Cray

Executive Director, Investor Relations & External Communications

+1 617-967-0207

a.cray@autolus.com

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